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AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951-2107                                              [LOGO]
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Press Release

                                            AM's Investor Relations Contact:
                                                Pat Eynon
                                                Phone:  215-538-8705
                                                Fax:  215-538-8773
                                                peynon@amcomm.com




                 AM Communications Amends Financing Arrangements

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Quakertown, Pennsylvania (June 3, 2003) -- AM Communications, Inc. (OTCBB: AMCM)
announced today that it has agreed upon a new amendment to the terms of its revolving credit line and term loan facilities with its primary lenders, LaSalle Business Credit, LLC and Chatham Investment Fund I, LLC. Under the terms of the amendment, the lenders have provided AM with a one-time overadvance in the amount of $1.25 million under the revolving credit line in order to provide the Company with increased cash availability to meet its operating obligations. The maximum limit on the revolving credit line (including all amounts outstanding under the overadvance) was concurrently reduced from $14 million to $9 million. These steps are part of the Company's overall plan to restructure each of its businesses before the end of the current fiscal year in order to increase operating efficiencies and reduce the Company's overall debt in the long term.

Under the terms of the amendment, the $1.25 million overadvance must be repaid in full by March 31, 2004, with the first installment of $500,000 due and payable by July 31, 2003. All amounts owed by the Company to the lenders must be repaid in full by August 14, 2004. The Company and its lenders have agreed that the Company will, among other things, sell certain of its assets in order to raise the funds necessary to repay the overadvance to the lenders in a timely manner, reduce the Company's overall debt obligations and finance the Company's ongoing operations in the future.

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AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951-2107                                              [LOGO]
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AM Communications Amends Financing Arrangements
Page 2 of 3

The Company also has obtained the proceeds of an additional $700,000 of financing provided from the purchase by two directors of the Company of convertible subordinated debentures issued by the Company in a private placement. The holders of the debentures will have the right through August 30, 2004, the maturity date of the debentures, to convert all or a portion of the outstanding principal balance of the debentures into shares of the Company's Common Stock at an initial conversion price of approximately $0.25 per share (subject to anti-dilution provisions).

Commenting on these transactions, Javad (Jay) Hassan, Chairman of AM Communications, Inc., said, "We continue to take the steps required in order to position the Company to return to profitability and we are pleased that our lenders are willing to work cooperatively with us as we pursue a strategy that will let us ultimately reduce the Company's debt. In addition to our bank financing arrangements, we have implemented a cost-cutting program to reduce overhead expenses and we are continuing to review the business models for both our products and services divisions. It is necessary to continually re-evaluate our overall the business and strategic plan to preserve and maximize the value of our company as we manage through the difficult business and economic climate that has affected the broadband communications industry as a whole."

The Company also announced the appointment of new executive officers. Scott Lochhead, formerly Vice President-Operations, has been appointed Chief
Operating Officer of the Company. Howard J. Bashford, recently named as Vice President-Finance, has been elevated to the position of Chief Financial Officer, and Lawrence W. Mitchell has been appointed as the Company's new Chief Administrative Officer and General Counsel. In regard to these appointments, Mr. Hassan commented, "I am happy to have three strong and solid professionals that will lead this Company through the coming months as we restructure with the aim of returning to profitability." The Company further announced that R. Barry Borden has resigned from the Board of Directors of the Company for personal reasons and that a search is being conducted for candidates to fill the two current vacancies on the Board.

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AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951-2107                                              [LOGO]
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AM Communications Amends Financing Arrangements
Page 3 of 3

AM Communications, Inc., located in Quakertown, Pennsylvania, is a leading supplier of software-driven network reliability solutions for HFC broadband network enterprises. AM's advanced systems and service offerings employ leading-edge technologies that embody the Company's 25+ years of HFC experience and expertise. Through its exclusive and strategic relationship with the NeST Group, AM has access to a skilled manpower pool of over 400 software and hardware engineers as well as 2000 operations support personnel. AM's world-class Quality credentials include ISO 9001 for engineering, business, and operations procedures, as well as CMM Level 5 for software development. Visit us at www.amcomm.com.

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This news release contains forward-looking statements, including statements regarding the Company's financial performance and results of operations. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including: competitive factors, technological developments, customer acceptance of the Company's products and services, general economic conditions, and market demand. Further information regarding these and other risks of the Company and its business can be found in the Company's filings with the Securities and Exchange Commission (SEC) including the Company's Reports on Forms 10-KSB and Forms 10-QSB. These documents are available at the SEC website: www.sec.gov.

(C) Copyright 2003 AM Communications, Inc. The AM logo is a registered trademark of AM Communications, Inc.